Filed pursuant to Rule 424(b)(5)
                                               File No. 333-09523

                      PROSPECTUS SUPPLEMENT


                           141,015 SHARES
                       THE LOEWEN GROUP INC.
                  COMMON SHARES WITHOUT PAR VALUE



      This Prospectus Supplement is a supplement to that certain Prospectus dated January 17, 1997, contained in the Registration Statement on Form S-4 (File No. 333-09523) filed by The Loewen Group Inc. ("Loewen"), relating to 5,000,000 Common shares without par value of Loewen ("Common Shares").

      This Prospectus Supplement relates to 141,015 Common Shares (the "Subject Shares") issued by Loewen on December 3, 1997 (the "Issue Date"), pursuant to that certain Merger Agreement, dated as of December 3, 1997 (the "Agreement"), by and among Loewen, Arlington Acquisition, Inc., a New Jersey corporation (the "Transitory Subsidiary"), Arlington Development Company, a New Jersey corporation (the "Target"), and Warren W. Stevens and
Newlin W. Stevens, acting individually as shareholders of the Target and acting pursuant to the powers of attorney on behalf of all shareholders of the Target, pursuant to which the Transitory Subsidiary was merged with and into the Target.

      The Subject Shares were issued by Loewen to the registered and beneficial owners of all of the issued and outstanding shares of capital stock of the Target by virtue of the Merger (as defined in the Agreement), based on the weighted average price of the Common Shares on the New York Stock Exchange over the five trading days immediately preceding the Closing Date (as defined in the Agreement), approximately $24.56250 per share.

      All of the Subject Shares have been approved for listing on the New York Stock Exchange, The Toronto Stock Exchange and The Montreal Exchange. However, the Subject Shares may not be resold in Canada or to a Canadian resident within a period of 40 days after the Issue Date.











   THE DATE OF THIS PROSPECTUS SUPPLEMENT IS DECEMBER 9, 1997.